For Immediate Release:

                         United Heritage Corporation and
                     Lothian Oil Inc. Sign Letter of Intent

CLEBURNE, Texas, August 15, 2005 - United Heritage Corporation (Nasdaq: UHCP) announced today that it had signed a Letter of Intent with Lothian Oil Inc. ("Lothian") of New York, New York. The Letter of Intent sets out the basic terms and conditions for definitive agreements between the parties. These terms and conditions are as follows:

1. Lothian will buy 3,280,000 restricted shares of United Heritage Corporation ("UHC" or the "Company") stock to be issued by the Company for $1.05 per share ($3,444,000).

2. Subject to shareholder approval, Lothian will receive a series of Warrants to purchase restricted shares of the Company for a price of $1.05 to $1.25.

3. UHC and Lothian will enter into a development and operating agreement for all of UHC's properties. These properties are located in the Val Verde Basin of Texas and the Permian Basin of New Mexico. Under this agreement Lothian agrees to fund the initial development plan for the Cato San Andres Unit in New Mexico with an expected capital expenditure budget of $4 - 6.5 million. In exchange for the funding of the capital development of all of UHC's properties, Lothian will receive a 70% working interest and UHC will retain a 30% working interest. Lothian shall be responsible for the payment of all of UHC's portion of the capital expenditures for the development of the property. Revenues shall be divided on the same proportion as the respective working interest.

4. Lothian shall have a right of first refusal, on the same terms and conditions set out above, to fund all future development of UHC properties.

5. When this transaction closes, Walter G. Mize will remain Chairman of the Board of United Heritage Corporation.

Further, Lothian has entered into a Letter of Intent with UHC's major shareholders to buy 8 million restricted shares of UHC common stock for $1.33 per share ($10,000,000).

The definitive agreement will be in full compliance with all applicable laws and regulations including, without limitation, Nasdaq rules and regulations, and Federal and State securities laws.


About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, an estimated 35.2 million barrels/oil and 7,602,500 MCF/gas have been classified proved producing/proved undeveloped reserves.

The estimates of the company's oil reserves, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage Corporation with the Securities and Exchange Commission. United Heritage Corporation assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage Corporation with the Securities and Exchange Commission.


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About Lothian Oil Corporation:

Lothian Oil Corporation is an oil and gas company based in New York, New York, with offices in Midland, Texas and Artesia, New Mexico. Lothian Oil acquires and operates long-life oil and gas properties for production, development and exploitation.

Contact:
United Heritage Corporation
Walter G. Mize
(817) 641-3681
Fax: (817) 641-3683